Exhibit 99.1

December 14, 2012

Dear Shareholder,

As previously announced, our Board of Directors has authorized us to take all necessary steps to position ourselves to operate in compliance with the real estate investment trust, or REIT, rules of the Internal Revenue Code beginning January 1, 2013. These actions will allow you to enjoy the benefits of REIT status as soon as possible. We believe these benefits include maximizing our ability to create shareholder value given the nature of our assets, helping lower our cost of capital, drawing a larger base of potential shareholders, providing greater flexibility to pursue growth opportunities and creating a more efficient operating structure.

In connection with the REIT process we are also very pleased to report that our Board of Directors has declared a special dividend of $5.68 per share, or approximately $350 million of accumulated earnings and profits. We believe the special dividend provides you with maximum value as year-end approaches and the benefit of the lower federal income tax rate applicable to dividends that is currently set to expire at year-end. We expect to pay the special dividend on December 31, 2012 to shareholders of record as of December 12, 2012.

You may elect to receive payment of the special dividend either in cash or in shares of GEO common stock. We are furnishing you with the enclosed election form and accompanying materials explaining the election process and providing important information regarding the special dividend. Please review the enclosed election form and accompanying materials carefully. If you are a shareholder of record, please submit your completed election form to Computershare Trust Company, N.A., our election agent, as soon as possible and no later than 5:00 p.m., Eastern Time, on December 24, 2012. If your shares of GEO common stock are held in the name of a bank, broker or nominee, please inform the bank, broker or nominee of your election as soon as possible so that the bank, broker or nominee can make an election on your behalf no later than 5:00 p.m., Eastern Time, on December 24, 2012.

Sincerely,

George C. Zoley

Chairman of the Board,

Chief Executive Officer and Founder